Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media (612) 303-3167	Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS 9 PERCENT INCREASE IN EARNINGS

PER DILUTED COMMON SHARE FOR THE FIRST QUARTER OF 2013

MINNEAPOLIS, April 16, 2013 — U.S. Bancorp (NYSE: USB) today reported net income of $1,428 million for the first quarter of 2013, or $.73 per diluted common share. Earnings for the first quarter of 2013 were driven by a year-over-year reduction in noninterest expense and a lower provision for credit losses. Highlights for the first quarter of 2013 included:

•	Achieved industry-leading performance ratios, including:

•	Return on average assets of 1.65 percent

•	Return on average common equity of 16.0 percent

•	Efficiency ratio of 50.7 percent

•	Strong new lending activity of $57.3 billion during the first quarter, including:

•	$27.1 billion of new and renewed commercial and commercial real estate commitments

•	$2.3 billion of lines related to new credit card accounts

•	$27.9 billion of mortgage and other retail loan originations

•	Growth in average total loans of 5.8 percent over the first quarter of 2012 (8.0 percent excluding covered loans) and 1.0 percent on a linked quarter basis (1.4 percent excluding covered loans)

•	Growth in average total commercial loans of 14.3 percent over the first quarter of 2012 and 2.1 percent over the fourth quarter of 2012

•	Growth in average commercial and commercial real estate commitments of 11.9 percent year-over-year and 1.7 percent over the prior quarter

•	Significant growth in average deposits of 7.3 percent over the first quarter of 2012

•	Average noninterest-bearing deposits growth of 4.4 percent and average total savings deposits growth of 8.7 percent year-over-year

•	Growth in average total savings deposits of 6.4 percent over the fourth quarter, offsetting a linked quarter decline in noninterest-bearing deposits

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

•	Net interest income growth over the first quarter of 2012

•	Average earning assets growth of 4.6 percent year-over-year

•	Continued strong growth in lower cost core deposit funding on a year-over-year basis

•	Net interest margin of 3.48 percent for the first quarter of 2013, compared with 3.55 percent for the fourth quarter of 2012, and 3.60 percent for the first quarter of 2012

•	Positive operating leverage and an improved efficiency ratio on both a year-over-year and linked quarter basis

•	Lower net charge-offs on both a linked quarter and year-over-year basis. Provision for credit losses was $30 million less than net charge-offs

•	Net charge-offs were $35 million lower than the fourth quarter of 2012

•	Annualized net charge-offs to average total loans ratio declined to .79 percent

•	Allowance to period-end loans was 2.11 percent at March 31, 2013

•	Nonperforming assets declined on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 2.8 percent from the fourth quarter of 2012 (9.9 percent including covered assets)

•	Allowance to nonperforming assets (excluding covered assets) was 221 percent at March 31, 2013, compared with 218 percent at December 31, 2012, and 199 percent at March 31, 2012

•	Capital generation continues to reinforce capital position; ratios at March 31, 2013 were:

•	Tier 1 capital ratio of 11.0 percent

•	Total risk based capital ratio of 13.2 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.1 percent

•	Tier 1 common equity ratio of approximately 8.2 percent using proposed rules for the Basel III standardized approach released June 2012

•	Returned 69 percent of first quarter earnings to shareholders through dividends and share buybacks

•	Repurchased 17 million shares of common stock during the first quarter

•	Received the Federal Reserve’s non-objection to our capital plan on March 14th, 2013

•	Announced a new share repurchase authorization of $2.25 billion, effective April 1st

•	Expect to recommend a second quarter dividend increase of 18 percent

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Net income attributable to U.S. Bancorp	$1,428	$1,420	$1,338	.6	6.7
Diluted earnings per common share	$.73	$.72	$.67	1.4	9.0
Return on average assets (%)	1.65	1.62	1.60
Return on average common equity (%)	16.0	15.6	16.2
Net interest margin (%)	3.48	3.55	3.60
Efficiency ratio (%)	50.7	52.6	51.9
Tangible efficiency ratio (%) (a)	49.6	51.3	50.5
Dividends declared per common share	$.195	$.195	$.195	—	—
Book value per common share (period-end)	$18.71	$18.31	$16.94	2.2	10.4

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,428 million for the first quarter of 2013, 6.7 percent higher than the $1,338 million for the first quarter of 2012, and .6 percent higher than the $1,420 million for the fourth quarter of 2012. Diluted earnings per common share of $.73 in the first quarter of 2013 were $.06 higher than the first quarter of 2012 and $.01 higher than the previous quarter. Return on average assets and return on average common equity were 1.65 percent and 16.0 percent, respectively, for the first quarter of 2013, compared with 1.60 percent and 16.2 percent, respectively, for the first quarter of 2012 The provision for credit losses was lower than net charge-offs by $30 million in the first quarter of 2013, $25 million in the fourth quarter of 2012, and $90 million in the first quarter of 2012.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our first quarter earnings of $1.4 billion, or $.73 per diluted common share, reflected our Company’s continuing ability to perform against the backdrop of a slow-growth, uncertain economic environment. First quarter diluted earnings per common share rose by 9.0 percent year-over-year. Our returns on average assets and average common equity of 1.65 percent and 16.0 percent, respectively, and our efficiency ratio of 50.7 percent, continue to be among the best performance ratios in the industry and at the very top of our peer group. Importantly, we achieved positive operating leverage and an improved efficiency ratio both year-over-year and linked quarter.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

“Average loan growth was solid year-over-year at 5.8 percent. As expected, average loans grew 1.0 percent on a linked quarter basis, or 4.0 percent annualized, as the pace of loan growth in the latter part of the fourth quarter moderated as the new year began. Average commercial and commercial real estate commitments, however, increased by 11.9 percent year-over-year and 1.7 percent linked quarter, indicating that customers remain prepared to fund growth and investments when the opportunity comes.

“Also as predicted, fee revenue in the first quarter was impacted by a reduction in mortgage banking revenue, as application volumes dropped for our Company and the industry. Consistent with prior years, seasonality also affected fee income in the first quarter in a number of categories, including payments products and deposit service charges. These changes in revenue were more than offset by decreases in credit costs and in noninterest expense.

“Credit quality continued to improve in the first quarter, with net charge-offs declining 7.5 percent, resulting in a net charge-offs to average total loans ratio of .79 percent, compared with .85 percent in the previous quarter. Nonperforming assets, excluding covered assets, fell by 2.8 percent, with the commercial and commercial real estate categories, again, showing marked improvement. Delinquencies also improved this quarter, providing further evidence that credit quality will continue to remain strong in the coming quarters.

“On March 7th, the Federal Reserve released the summary results of the Dodd-Frank Act Stress Test. I am very proud to say that our Company’s results compared very favorably to the results of our peer banks, as U.S. Bancorp posted the highest pre-provision net revenue and net income before taxes as a percent of average assets under the Federal Reserve’s supervisory severely adverse scenario. On March 14th, we received the results of the 2013 Comprehensive Capital Analysis and Review (“CCAR”) and were pleased to receive the Federal Reserve’s non-objection to our plan to increase our dividends and authorize a new share buyback program. We subsequently announced a new share buyback authorization of $2.25 billion, effective April 1st, and announced that we expect to recommend in June that our board of directors approve an 18 percent increase in our common stock dividend. Together, these actions will allow us to achieve our goal of returning 60 to 80 percent of our earnings to shareholders in 2013. During the first quarter, we returned 69 percent of our earnings to shareholders in dividends and by repurchasing 17 million shares of common stock. Our capital position remains strong with a Tier 1 common ratio of 9.1 percent and a Tier 1 capital ratio of 11.0 percent at March 31st. Our Tier 1 common ratio under the proposed rules for the Basel III standardized approach was approximately 8.2 percent at March 31st, above our target ratio of 8.0 percent.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

“A rich heritage: A strong future. These words provided the framework for our 2012 Annual Report to shareholders. As we begin celebrating the 150th anniversary of our Company, we reflect on the many institutions, customers, communities and employees that were important to our past and have helped create our future. Our Company has expanded from small beginnings to where we are today – a Company recognized for our industry-leading financial performance, prudent risk management, capital generation, and a diversified business model, and a Company that serves and supports its customers, communities and employees. I look forward to our strong future, knowing that we have built U.S. Bancorp to produce consistent, predictable and repeatable results for the benefit of all of our constituents and, most importantly, our shareholders.”

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Net interest income	$2,709	$2,783	$2,690	(2.7)	.7
Noninterest income	2,165	2,329	2,239	(7.0)	(3.3)

Total net revenue	4,874	5,112	4,929	(4.7)	(1.1)
Noninterest expense	2,470	2,686	2,560	(8.0)	(3.5)

Income before provision and taxes	2,404	2,426	2,369	(.9)	1.5
Provision for credit losses	403	443	481	(9.0)	(16.2)

Income before taxes	2,001	1,983	1,888	.9	6.0
Taxable-equivalent adjustment	56	56	56	—	—
Applicable income taxes	558	552	527	1.1	5.9

Net income	1,387	1,375	1,305	.9	6.3
Net (income) loss attributable to noncontrolling interests	41	45	33	(8.9)	24.2

Net income attributable to U.S. Bancorp	$1,428	$1,420	$1,338	.6	6.7

Net income applicable to U.S. Bancorp common shareholders	$1,358	$1,349	$1,285	.7	5.7

Diluted earnings per common share	$.73	$.72	$.67	1.4	9.0

Net income attributable to U.S. Bancorp for the first quarter of 2013 was $90 million (6.7 percent) higher than the first quarter of 2012, and $8 million (.6 percent) higher than the fourth quarter of 2012. The increase in net income both year-over-year and on a linked quarter basis was principally the result of a decrease in noninterest expense and a decline in the provision for credit losses.

Total net revenue on a taxable-equivalent basis for the first quarter of 2013 was $4,874 million; $55 million (1.1 percent) lower than the first quarter of 2012, reflecting a 3.3 percent decrease in noninterest

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

income, partially offset by a .7 percent increase in net interest income. The increase in net interest income year-over-year was the result of higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from long-term debt repricing during 2012, partially offset by the decline in loan and investment portfolio rates. Noninterest income decreased year-over-year, primarily due to lower mortgage banking and other revenue, partially offset by an increase in payments-related revenue and trust and investment management fees. Total net revenue on a taxable-equivalent basis was $238 million (4.7 percent) lower on a linked quarter basis due to a 2.7 percent decrease in net interest income, the result of declining loan and investment portfolio rates and seasonally lower loan fees, and a 7.0 percent decline in noninterest income driven by lower mortgage banking revenue and seasonally lower payments-related revenue.

Total noninterest expense in the first quarter of 2013 was $2,470 million; $90 million (3.5 percent) lower than the first quarter of 2012 and $216 million (8.0 percent) lower than the fourth quarter of 2012. The decrease in total noninterest expense year-over-year was primarily due to favorable variances in litigation, regulatory and insurance-related expense and lower marketing and business development expense, partially offset by higher compensation and employee benefits expense. Total noninterest expense on a linked quarter basis was lower primarily due to the accrual for the mortgage foreclosure-related regulatory settlement recorded in the fourth quarter of 2012, along with lower mortgage servicing review-related professional services and litigation and insurance-related expense in the first quarter of 2013, partially offset by higher benefits expense.

The Company’s provision for credit losses for the first quarter of 2013 was $403 million, $40 million lower than the prior quarter and $78 million lower than the first quarter of 2012. The provision for credit losses was lower than net charge-offs by $30 million in the first quarter of 2013, $25 million in the fourth quarter of 2012, and $90 million in the first quarter of 2012. Net charge-offs in the first quarter of 2013 were $433 million, compared with $468 million in the fourth quarter of 2012, and $571 million in the first quarter of 2012. Given current economic conditions, the Company expects the level of net charge-offs to be relatively stable in the second quarter of 2013.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $2,029 million at March 31, 2013, compared with $2,088 million at December 31, 2012, and $2,423 million at March 31,

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

2012. The declines were led by a reduction in commercial, commercial real estate and credit card nonperforming assets. Commercial nonperforming assets were $210 million (67.5 percent) lower than a year ago and $22 million (17.9 percent) lower than the prior quarter. Credit card nonperforming assets were $80 million (38.6 percent) lower year-over-year and $19 million (13.0 percent) lower on a linked quarter basis. Commercial mortgage and construction and development nonperforming assets declined by $252 million (33.2 percent) year-over-year and $39 million (7.1 percent) on a linked quarter basis. Covered nonperforming assets were $377 million at March 31, 2013, compared with $583 million at December 31, 2012, and $1,031 million at March 31, 2012. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.11 percent at March 31, 2013, compared with 2.15 percent at December 31, 2012, and 2.44 percent at March 31, 2012. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.11 percent at March 31, 2013, compared with 2.12 percent at December 31, 2012, and 2.32 percent at March 31, 2012. The Company expects total nonperforming assets to trend lower in the second quarter of 2013.

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	1Q 2013	4Q 2012	1Q 2012	Change 1Q13 vs 4Q12	Change 1Q13 vs 1Q12
Components of net interest income
Income on earning assets	$3,168	$3,254	$3,289	$(86)	$(121)
Expense on interest-bearing liabilities	459	471	599	(12)	(140)

Net interest income	$2,709	$2,783	$2,690	$(74)	$19

Average yields and rates paid
Earning assets yield	4.07%	4.15%	4.40%	(.08)%	(.33)%
Rate paid on interest-bearing liabilities	.80	.84	1.07	(.04)	(.27)

Gross interest margin	3.27%	3.31%	3.33%	(.04)%	(.06)%

Net interest margin	3.48%	3.55%	3.60%	(.07)%	(.12)%

Average balances
Investment securities (a)	$73,467	$72,887	$71,476	$580	$1,991
Loans	222,421	220,266	210,161	2,155	12,260
Earning assets	313,992	312,227	300,044	1,765	13,948
Interest-bearing liabilities	232,186	224,219	225,314	7,967	6,872

(a)	Excludes unrealized gain (loss)

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2013 was $2,709 million, an increase of $19 million (.7 percent) over the first quarter of 2012. The increase was the result of growth in average earning assets and lower cost core deposit funding, as well as the positive impact from long-term debt repricing during 2012, partially offset by lower loan and investment portfolio rates. Average earning assets were $13.9 billion (4.6 percent) higher than the first quarter of 2012, driven by increases of $12.3 billion (5.8 percent) in average total loans, $2.0 billion (2.8 percent) in average investment securities and $1.9 billion (27.4 percent) in average loans held for sale. Net interest income decreased $74 million (2.7 percent) on a linked quarter basis, as growth in average earning assets, principally average total loans, was offset by a 7 basis point decline in the net interest margin and the impact of fewer days in the first quarter relative to the prior quarter. The net interest margin in the first quarter of 2013 was 3.48 percent, compared with 3.55 percent in the fourth quarter of 2012, and 3.60 percent in the first quarter of 2012. The decline in the net interest margin year-over-year primarily reflected higher balances in lower yielding investment securities and loans, partially offset by lower rates on deposits and long-term debt and a reduction in the cash balances held at the Federal Reserve. On a linked quarter basis, the net interest margin declined due to lower yields on loans and investment securities and seasonally lower loan fees.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

AVERAGE LOANS ($ in millions)	Table 4

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Commercial	$59,921	$58,552	$51,309	2.3	16.8
Lease financing	5,378	5,377	5,822	—	(7.6)

Total commercial	65,299	63,929	57,131	2.1	14.3
Commercial mortgages	31,011	30,762	29,894	.8	3.7
Construction and development	6,207	6,089	6,091	1.9	1.9

Total commercial real estate	37,218	36,851	35,985	1.0	3.4
Residential mortgages	45,109	43,156	37,831	4.5	19.2
Credit card	16,528	16,588	16,778	(.4)	(1.5)
Retail leasing	5,448	5,384	5,095	1.2	6.9
Home equity and second mortgages	16,434	16,950	17,933	(3.0)	(8.4)
Other	25,364	25,595	24,902	(.9)	1.9

Total other retail	47,246	47,929	47,930	(1.4)	(1.4)

Total loans, excluding covered loans	211,400	208,453	195,655	1.4	8.0

Covered loans	11,021	11,813	14,506	(6.7)	(24.0)

Total loans	$222,421	$220,266	$210,161	1.0	5.8

Average total loans were $12.3 billion (5.8 percent) higher in the first quarter of 2013 than the first quarter of 2012, driven by growth in residential mortgages (19.2 percent), commercial loans (16.8 percent), retail leasing (6.9 percent), total commercial real estate (3.4 percent) and other retail loans (1.9 percent). These increases were partially offset by declines in home equity and second mortgages (8.4 percent), lease financing (7.6 percent), credit card loans (1.5 percent) and covered loans (24.0 percent). Average total loans, excluding covered loans, were higher by 8.0 percent year-over-year. Average total loans were $2.2 billion (1.0 percent) higher in the first quarter of 2013 than the fourth quarter of 2012, driven by increases in residential mortgages (4.5 percent), commercial loans (2.3 percent), retail leasing (1.2 percent) and total commercial real estate (1.0 percent), partially offset by decreases in home equity and second mortgages (3.0 percent), other retail loans (.9 percent), credit card loans (.4 percent) and covered loans (6.7 percent). Excluding covered loans, average total loans grew by 1.4 percent on a linked quarter basis.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Average investment securities in the first quarter of 2013 were $2.0 billion (2.8 percent) higher year-over-year and $.6 billion (.8 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities.

AVERAGE DEPOSITS ($ in millions)	Table 5

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Noninterest-bearing deposits	$66,400	$72,655	$63,583	(8.6)	4.4
Interest-bearing savings deposits
Interest checking	48,404	45,168	47,458	7.2	2.0
Money market savings	53,096	49,545	45,927	7.2	15.6
Savings accounts	31,409	30,231	28,846	3.9	8.9

Total of savings deposits	132,909	124,944	122,231	6.4	8.7
Time certificates of deposit less than $100,000	13,610	13,956	14,956	(2.5)	(9.0)
Time deposits greater than $100,000	32,099	32,292	27,514	(.6)	16.7

Total interest-bearing deposits	178,618	171,192	164,701	4.3	8.4

Total deposits	$245,018	$243,847	$228,284	.5	7.3

Average total deposits for the first quarter of 2013 were $16.7 billion (7.3 percent) higher than the first quarter of 2012. Average noninterest-bearing deposits increased $2.8 billion (4.4 percent) year-over-year, driven by growth in Consumer and Small Business Banking average balances. Average total savings deposits were $10.7 billion (8.7 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, as well as in corporate trust and broker-dealer average balances. Average time certificates of deposit less than $100,000 were $1.3 billion (9.0 percent) lower due to maturities, while time deposits greater than $100,000 were $4.6 billion (16.7 percent) higher than the first quarter of 2012, principally in wholesale banking and corporate trust average balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $1.2 billion (.5 percent) over the fourth quarter of 2012. Average noninterest-bearing deposits decreased by $6.3 billion (8.6 percent) on a linked quarter basis, due to lower average balances in corporate and institutional trust, Consumer and Small Business Banking and Wholesale Banking and Commercial Real Estate. Offsetting the decline in noninterest-bearing deposits on a linked quarter basis, was an increase in average total savings deposits of $8.0 billion (6.4 percent) due to higher

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate and corporate and institutional trust average balances. Compared with the fourth quarter of 2012, average time certificates of deposit less than $100,000 and average time deposits greater than $100,000 were relatively flat.

NONINTEREST INCOME ($ in millions)	Table 6

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Credit and debit card revenue	$214	$242	$202	(11.6)	5.9
Corporate payment products revenue	172	178	175	(3.4)	(1.7)
Merchant processing services	347	354	337	(2.0)	3.0
ATM processing services	82	83	87	(1.2)	(5.7)
Trust and investment management fees	278	276	252	.7	10.3
Deposit service charges	153	170	153	(10.0)	—
Treasury management fees	134	130	134	3.1	—
Commercial products revenue	200	226	211	(11.5)	(5.2)
Mortgage banking revenue	401	476	452	(15.8)	(11.3)
Investment products fees and commissions	41	39	35	5.1	17.1
Securities gains (losses), net	5	3	—	66.7	nm
Other	138	152	201	(9.2)	(31.3)

Total noninterest income	$2,165	$2,329	$2,239	(7.0)	(3.3)

Noninterest Income

First quarter noninterest income was $2,165 million; $74 million (3.3 percent) lower than the first quarter of 2012 and $164 million (7.0 percent) lower than the fourth quarter of 2012. The year-over-year decrease in noninterest income was principally due to a $63 million (31.3 percent) reduction in other income, driven by lower equity investment and retail leasing revenue, and a $51 million (11.3 percent) decrease in mortgage banking revenue due to lower origination and sales revenue. In addition, commercial products revenue was $11 million (5.2 percent) lower year-over-year due to lower syndication and standby letters of credit fees, partially offset by higher bond underwriting fees. Offsetting these negative variances was a $12 million (5.9 percent) increase in credit and debit card revenue over the prior year, primarily the result of business expansion, and a $10 million (3.0 percent) increase in merchant processing services revenue due to higher product fees and business expansion. Trust and investment management fees increased $26 million (10.3 percent) year-over-year, reflecting improved market conditions and business expansion. Investment

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

products fees and commissions increased $6 million (17.1 percent) compared with the prior year, due to higher sales and fee volumes.

Noninterest income was $164 million (7.0 percent) lower in the first quarter of 2013 than the fourth quarter of 2012. Mortgage banking revenue decreased $75 million (15.8 percent) from the prior quarter due to lower origination and sales revenue. Credit and debit card revenue decreased $28 million (11.6 percent), principally due to seasonally lower credit card sales and prepaid card fees, partially offset by business expansion. Corporate payment products revenue declined $6 million (3.4 percent) primarily due to lower government-related transaction volumes. Merchant processing services revenue was $7 million (2.0 percent) lower than the fourth quarter of 2012, reflecting seasonally lower product fees. Deposit service charges decreased $17 million (10.0 percent) on a linked quarter basis, principally due to seasonally lower transaction volumes. Commercial products revenue was $26 million (11.5 percent) lower on a linked quarter basis due to a decline in commercial leasing revenue and lower syndication and standby letters of credit fees. In addition, other income decreased $14 million (9.2 percent), as a result of lower equity investment revenue, partially offset by higher retail lease revenue.

NONINTEREST EXPENSE ($ in millions)	Table 7

	1Q 2013	4Q 2012	1Q 2012	Percent Change 1Q13 vs 4Q12	Percent Change 1Q13 vs 1Q12
Compensation	$1,082	$1,083	$1,052	(.1)	2.9
Employee benefits	310	231	260	34.2	19.2
Net occupancy and equipment	235	234	220	.4	6.8
Professional services	78	166	84	(53.0)	(7.1)
Marketing and business development	73	103	109	(29.1)	(33.0)
Technology and communications	211	214	201	(1.4)	5.0
Postage, printing and supplies	76	78	74	(2.6)	2.7
Other intangibles	57	66	71	(13.6)	(19.7)
Other	348	511	489	(31.9)	(28.8)

Total noninterest expense	$2,470	$2,686	$2,560	(8.0)	(3.5)

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Noninterest Expense

Noninterest expense in the first quarter of 2013 totaled $2,470 million, a decrease of $90 million (3.5 percent) from the first quarter of 2012, and a $216 million (8.0 percent) decrease from the fourth quarter of 2012. The decrease in total noninterest expense year-over-year was primarily due to a reduction in other expense and marketing and business development costs, partially offset by higher compensation and employee benefits expense. Other expense decreased by $141 million (28.8 percent) due to favorable variances in litigation, regulatory and insurance-related expense and lower FDIC insurance expense, partially offset by higher costs related to investments in affordable housing and other tax-advantaged projects. Marketing and business development expense was $36 million (33.0 percent) lower than the same quarter of last year, primarily reflecting the timing of charitable contributions in 2012. In addition, other intangible expense decreased $14 million (19.7 percent) year-over-year due to the reduction or completion of the amortization of certain intangibles and professional services expense was $6 million (7.1 percent) lower due to a reduction in mortgage servicing review-related costs. These reductions were partially offset by higher compensation and employee benefits expense of $30 million (2.9 percent) and $50 million (19.2 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing for business initiatives and business expansion, in addition to merit increases. Employee benefits expense increased, principally due to higher pension costs and staffing levels. Net occupancy and equipment expense increased $15 million (6.8 percent) year-over-year due to business initiatives and expansion, along with higher maintenance costs. Technology and communications expense was $10 million (5.0 percent) higher than last year, reflecting business expansion and technology projects.

Noninterest expense decreased $216 million (8.0 percent) on a linked quarter basis. The majority of the variance was in other expense, which decreased $163 million (31.9 percent) due to the $80 million mortgage foreclosure-related regulatory settlement accrual recorded in the fourth quarter of 2012, lower litigation and insurance-related expense and lower costs related to investments in affordable housing and other tax-advantaged projects. In addition, professional services expense declined by $88 million (53.0 percent), driven by lower mortgage servicing review-related projects, while marketing and business development expense was $30 million (29.1 percent) lower on a linked quarter basis due to the timing of marketing activities. Other intangibles expense decreased $9 million (13.6 percent), compared with the prior quarter, due to the reduction or completion of the amortization of certain intangibles. Partially offsetting these

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

positive variances was a $79 million (34.2 percent) increase in employee benefits expense, which was largely related to higher pension costs and seasonally higher payroll taxes.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2013 resulted in a tax rate on a taxable-equivalent basis of 30.7 percent (effective tax rate of 28.7 percent), compared with 30.9 percent (effective tax rate of 28.8 percent) in the first quarter of 2012 and 30.7 percent (effective tax rate of 28.6 percent) in the fourth quarter of 2012.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	1Q	4Q	3Q	2Q	1Q
	2013	2012	2012	2012	2012
Balance, beginning of period	$4,733	$4,771	$4,864	$4,919	$5,014
Net charge-offs
Commercial	32	47	59	56	78
Lease financing	3	5	7	15	8

Total commercial	35	52	66	71	86
Commercial mortgages	15	12	20	47	35
Construction and development	4	5	5	6	36

Total commercial real estate	19	17	25	53	71
Residential mortgages	92	96	121	109	112
Credit card	160	161	167	170	169
Retail leasing	1	1	—	—	1
Home equity and second mortgages	73	75	89	63	74
Other	52	59	68	54	57

Total other retail	126	135	157	117	132

Total net charge-offs, excluding covered loans	432	461	536	520	570
Covered loans	1	7	2	—	1

Total net charge-offs	433	468	538	520	571
Provision for credit losses	403	443	488	470	481
Net change for credit losses to be reimbursed by the FDIC	5	(13)	(10)	(5)	(5)
Other changes	—	—	(33)	—	—

Balance, end of period	$4,708	$4,733	$4,771	$4,864	$4,919

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,343	$4,382	$4,426	$4,507	$4,575
Allowance for credit losses to be reimbursed by the FDIC	47	42	55	65	70
Liability for unfunded credit commitments	318	309	290	292	274

Total allowance for credit losses	$4,708	$4,733	$4,771	$4,864	$4,919

Gross charge-offs	$549	$576	$639	$631	$681
Gross recoveries	$116	$108	$101	$111	$110
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.11	2.15	2.26	2.34	2.44
Nonperforming loans, excluding covered loans	274	269	244	247	238
Nonperforming assets, excluding covered assets	221	218	213	210	199
Period-end loans	2.11	2.12	2.19	2.25	2.32
Nonperforming loans	255	228	202	196	174
Nonperforming assets	196	177	168	161	142

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs decreased $35 million (7.5 percent), while nonperforming assets, excluding covered assets, decreased $59 million (2.8 percent). The allowance for credit losses was $4,708 million at March 31, 2013, compared with $4,733 million at December 31, 2012, and $4,919 million at March 31, 2012. Total net charge-offs in the first quarter of 2013 were $433 million, compared with $468 million in the fourth quarter of 2012 and $571 million in the first quarter of 2012. The decrease in total net charge-offs on a linked quarter basis primarily reflected improvement in the commercial portfolios. The $138 million (24.2 percent) decline in net charge-offs year-over-year was primarily due to improvement in the commercial and commercial real estate portfolios. The Company recorded $403 million of provision for credit losses, $30 million less than net charge-offs for the first quarter of 2013.

Commercial and commercial real estate loan net charge-offs decreased to $54 million (.21 percent of average loans outstanding) in the first quarter of 2013, compared with $69 million (.27 percent of average loans outstanding) in the fourth quarter of 2012, and $157 million (.68 percent of average loans outstanding) in the first quarter of 2012.

Residential mortgage loan net charge-offs were $92 million (.83 percent of average loans outstanding) in the first quarter of 2013, compared with $96 million (.88 percent of average loans outstanding) in the fourth quarter of 2012, and $112 million (1.19 percent of average loans outstanding) in the first quarter of 2012. Credit card loan net charge-offs were $160 million (3.93 percent of average loans outstanding) in the first quarter of 2013, compared with $161 million (3.86 percent of average loans outstanding) in the fourth quarter of 2012, and $169 million (4.05 percent of average loans outstanding) in the first quarter of 2012. Total other retail loan net charge-offs were $126 million (1.08 percent of average loans outstanding) in the first quarter of 2013, compared with $135 million (1.12 percent of average loans outstanding) in the fourth quarter of 2012, and $132 million (1.11 percent of average loans outstanding) in the first quarter of 2012.

The ratio of the allowance for credit losses to period-end loans was 2.11 percent (2.11 percent excluding covered loans) at March 31, 2013, compared with 2.12 percent (2.15 percent excluding covered loans) at December 31, 2012, and 2.32 percent (2.44 percent excluding covered loans) at March 31, 2012. The ratio of the allowance for credit losses to nonperforming loans was 255 percent (274 percent excluding covered

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

loans) at March 31, 2013, compared with 228 percent (269 percent excluding covered loans) at December 31, 2012, and 174 percent (238 percent excluding covered loans) at March 31, 2012.

CREDIT RATIOS	Table 9
(Percent)

	1Q	4Q	3Q	2Q	1Q
	2013	2012	2012	2012	2012
Net charge-offs ratios (a)
Commercial	.22	.32	.41	.41	.61
Lease financing	.23	.37	.50	1.07	.55
Total commercial	.22	.32	.42	.48	.61
Commercial mortgages	.20	.16	.26	.62	.47
Construction and development	.26	.33	.33	.41	2.38
Total commercial real estate	.21	.18	.27	.58	.79
Residential mortgages	.83	.88	1.17	1.12	1.19
Credit card (b)	3.93	3.86	4.01	4.10	4.05
Retail leasing	.07	.07	—	—	.08
Home equity and second mortgages	1.80	1.76	2.04	1.44	1.66
Other	.83	.92	1.06	.86	.92
Total other retail	1.08	1.12	1.30	.98	1.11
Total net charge-offs, excluding covered loans	.83	.88	1.04	1.04	1.17
Covered loans	.04	.24	.06	—	.03
Total net charge-offs	.79	.85	.99	.98	1.09
Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.09	.09	.06	.07	.08
Commercial real estate	.02	.02	.03	.03	.04
Residential mortgages	.54	.64	.72	.80	.79
Credit card	1.26	1.27	1.18	1.17	1.33
Other retail	.18	.20	.20	.19	.34
Total loans, excluding covered loans	.29	.31	.31	.33	.38
Covered loans	5.18	5.86	5.61	4.96	5.23
Total loans	.52	.59	.61	.61	.70
Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.25	.27	.31	.38	.61
Commercial real estate	1.38	1.50	1.75	1.92	2.15
Residential mortgages	2.01	2.14	2.52	2.46	2.58
Credit card	2.04	2.12	2.18	2.29	2.58
Other retail	.67	.66	.64	.57	.48
Total loans, excluding covered loans	1.06	1.11	1.24	1.27	1.40
Covered loans	7.13	9.28	9.30	9.30	10.86
Total loans	1.35	1.52	1.69	1.76	2.04

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.00 percent for the first quarter of 2013 and for the fourth quarter of 2012, 4.17 percent for the third quarter of 2012, 4.25 percent for the second quarter of 2012 and 4.21 percent for the first quarter of 2012.
(c)	Ratios are expressed as a percent of ending loan balances.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

ASSET QUALITY	Table 10
($ in millions)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2013	2012	2012	2012	2012
Nonperforming loans
Commercial	$85	$107	$133	$172	$280
Lease financing	16	16	19	23	31

Total commercial	101	123	152	195	311
Commercial mortgages	289	308	392	376	380
Construction and development	218	238	239	314	379

Total commercial real estate	507	546	631	690	759
Residential mortgages	673	661	757	660	686
Credit card	127	146	163	189	207
Other retail	228	217	210	182	65

Total nonperforming loans, excluding covered loans	1,636	1,693	1,913	1,916	2,028
Covered loans	209	386	449	570	798

Total nonperforming loans	1,845	2,079	2,362	2,486	2,826
Other real estate (a)	379	381	259	324	377
Covered other real estate (a)	168	197	198	203	233
Other nonperforming assets	14	14	16	16	18

Total nonperforming assets (b)	$2,406	$2,671	$2,835	$3,029	$3,454

Total nonperforming assets, excluding covered assets	$2,029	$2,088	$2,188	$2,256	$2,423

Accruing loans 90 days or more past due, excluding covered loans	$609	$660	$644	$663	$750

Accruing loans 90 days or more past due	$1,165	$1,323	$1,326	$1,315	$1,492

Performing restructured loans, excluding GNMA and covered loans	$3,318	$3,421	$3,387	$3,310	$3,380

Performing restructured GNMA and covered loans	$2,294	$2,159	$2,002	$1,727	$1,675

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.95	.98	1.06	1.11	1.22
Nonperforming assets to loans plus ORE (%)	1.07	1.19	1.30	1.40	1.63

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.

Nonperforming assets at March 31, 2013, totaled $2,406 million, compared with $2,671 million at December 31, 2012, and $3,454 million at March 31, 2012. Total nonperforming assets at March 31, 2013, included $377 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.07 percent (.95 percent excluding covered assets) at March 31, 2013, compared with 1.19 percent (.98 percent excluding covered assets) at December 31, 2012, and 1.63 percent (1.22 percent excluding covered

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

assets) at March 31, 2012. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the construction and development portfolio, as well as by improvement in commercial mortgages, other commercial loan and credit card portfolios, partially offset by an increase in nonperforming other retail loans, primarily due to a policy change for junior lien lines and loans in the second quarter of 2012. In addition, residential mortgage and other retail loan portfolios were impacted by the third quarter regulatory clarification in the treatment of consumer borrowers who have had debt discharged through bankruptcy but continue to make payments on their loans.

Accruing loans 90 days or more past due were $1,165 million ($609 million excluding covered loans) at March 31, 2013, lower than the $1,323 million ($660 million excluding covered loans) at December 31, 2012, and the $1,492 million ($750 million excluding covered loans) at March 31, 2012. Performing restructured loans, excluding GNMA and covered loans, decreased $103 million compared with December 31, 2012, and $62 million compared with March 31, 2012.

CAPITAL POSITION	Table 11
($ in millions)

	Mar 31 2013	Dec 31 2012	Sep 30 2012	Jun 30 2012	Mar 31 2012
Total U.S. Bancorp shareholders’ equity	$39,531	$38,998	$38,661	$37,792	$35,900
Tier 1 capital	31,774	31,203	30,766	30,044	29,976
Total risk-based capital	38,099	37,780	37,559	36,429	36,431
Tier 1 capital ratio	11.0%	10.8%	10.9%	10.7%	10.9%
Total risk-based capital ratio	13.2	13.1	13.3	13.0	13.3
Leverage ratio	9.3	9.2	9.2	9.1	9.2
Tangible common equity to tangible assets	7.4	7.2	7.2	6.9	6.9
Tangible common equity to risk-weighted assets	8.8	8.6	8.8	8.5	8.3
Tier 1 common equity to risk-weighted assets using Basel I definition	9.1	9.0	9.0	8.8	8.7
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012	—	—	—	—	8.4
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	8.2	8.1	8.2	7.9	—

Total U.S. Bancorp shareholders’ equity was $39.5 billion at March 31, 2013, compared with $39.0 billion at December 31, 2012, and $35.9 billion at March 31, 2012. The Tier 1 capital ratio was 11.0 percent at March 31, 2013, compared with 10.8 percent at December 31, 2012, and 10.9 percent at March 31, 2012. The tangible common equity to tangible assets ratio was 7.4 percent at March 31, 2013, compared with 7.2 percent at December 31, 2012, and 6.9 percent at March 31, 2012. The Tier 1 common equity to risk-

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

weighted assets ratio was 9.1 percent at March 31, 2013, compared with 9.0 percent at December 31, 2012, and 8.7 percent at March 31, 2012. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity to risk-weighted assets ratio using proposed rules for the Basel III standardized approach released June 2012 was approximately 8.2 percent at March 31, 2013, compared with 8.1 percent at December 31, 2012. During the first quarter, the Company returned 69 percent of first quarter earnings to shareholders, including $364 million in common stock dividends and $574 million of repurchased common stock.

COMMON SHARES	Table 12
(Millions)

	1Q	4Q	3Q	2Q	1Q
	2013	2012	2012	2012	2012
Beginning shares outstanding	1,869	1,880	1,892	1,901	1,910
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	6	2	5	4	7
Shares repurchased	(17)	(13)	(17)	(13)	(16)

Ending shares outstanding	1,858	1,869	1,880	1,892	1,901

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2013
Business Line	1Q 2013	4Q 2012	1Q 2012	1Q13 vs 4Q12	1Q13 vs 1Q12	Earnings Composition
Wholesale Banking and Commercial Real Estate	$332	$322	$331	3.1	.3	23%
Consumer and Small Business Banking	304	275	380	10.5	(20.0)	22
Wealth Management and Securities Services	35	41	45	(14.6)	(22.2)	2
Payment Services	254	315	253	(19.4)	.4	18
Treasury and Corporate Support	503	467	329	7.7	52.9	35

Consolidated Company	$1,428	$1,420	$1,338	.6	6.7	100%

(a)	preliminary data

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2013, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $332 million of the Company’s net income in the first quarter of 2013, compared with $331 million in the first quarter of 2012 and $322 million in the fourth quarter of 2012. Wholesale Banking and Commercial Real Estate’s net income increased $1 million (.3 percent) over the same quarter of 2012, principally due to a lower provision for credit losses, partially offset by lower total net revenue. Total net revenue declined by $57 million (6.7 percent). Net interest income decreased $24 million (4.5 percent) year-over-year, primarily due to lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income decreased $33 million (10.6 percent), driven by lower commercial products revenue including loan syndication fees, commercial leasing revenue, standby letters of credit fees and other loan-related fees, partially offset by higher bond underwriting fees. In addition, there was a year-over-year decline in equity investment revenue. Total noninterest expense decreased $3 million (.9 percent) from a year ago, primarily due to lower costs related to other real estate

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

owned and FDIC insurance expense. The provision for credit losses was $56 million lower year-over-year, mainly due to lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the first quarter of 2013 was $10 million (3.1 percent) higher than the fourth quarter of 2012. Total net revenue decreased $35 million (4.2 percent) compared with the prior quarter. Net interest income decreased $9 million (1.7 percent) on a linked quarter basis, primarily due to lower loan rates, fewer days in the current quarter relative to the prior quarter and the impact of lower rates on the margin benefit from deposits, partially offset by increased average loan balances. Total noninterest income decreased by $26 million (8.6 percent), primarily due to lower loan syndication and other loan-related fees, standby letters of credit fees and lower foreign exchange, commercial leasing and equity investment revenue. Total noninterest expense was relatively flat as reductions in professional services costs, commercial leasing and other intangibles expense were partially offset by higher compensation and employee benefits expense. The provision for credit losses had a $52 million favorable variance resulting from a change in the reserve allocation due to improvement in the commercial and commercial real estate portfolios.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $304 million of the Company’s net income in the first quarter of 2013, a $76 million (20.0 percent) decrease from the first quarter of 2012, and a $29 million (10.5 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 37.8 percent decrease in its contribution from the same quarter of last year driven by lower total net revenue and a higher provision for credit losses. Retail banking’s total net revenue was 4.7 percent lower than the first quarter of 2012. Net interest income decreased 3.8 percent, primarily due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division decreased 6.8 percent from a year ago, principally due to lower retail lease revenue. Total noninterest expense for the retail banking division in the first quarter of 2013 increased .6 percent from the same quarter of the prior year, largely due to higher compensation and employee benefits expense and an increase in net shared services costs, partially offset by a reduction in FDIC insurance expense and other

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

intangibles expense. The provision for credit losses for the retail banking division increased 6.9 percent on a year-over-year basis due to a change in the reserve allocation, partially offset by lower net charge-offs. The contribution of the mortgage banking division decreased 8.6 percent from the first quarter of 2012 due to a decrease in total net revenue and higher total noninterest expense, partially offset by a lower provision for credit losses. The division’s 7.3 percent decrease in total net revenue was due to an 11.9 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, partially offset by a 4.6 percent increase in net interest income, primarily the result of higher average loans held for sale. Total noninterest expense was 5.4 percent higher, reflecting higher compensation and employee benefits expense and an increase in net shared services and other real estate owned expense, partially offset by a reduction in mortgage servicing review-related professional services costs. The provision for credit losses for the mortgage banking division decreased due to a favorable change in the reserve allocation and lower net charge-offs.

Consumer and Small Business Banking’s contribution in the first quarter of 2013 was $29 million (10.5 percent) higher than the fourth quarter of 2012 due to a decrease in total noninterest expense and a lower provision for credit losses, partially offset by a reduction in total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution was relatively flat. Total net revenue for the retail banking division declined 2.5 percent from the previous quarter. Net interest income decreased by 2.6 percent due to seasonally lower loan fees, fewer days in the current quarter compared with the fourth quarter and the impact of lower rates on the margin benefit of deposits, partially offset by higher average loan and deposit balances. Total noninterest income was 2.3 percent lower on a linked quarter basis, driven by lower deposit service charges, reflecting seasonally lower transaction volumes, partially offset by an increase in other revenue due to higher retail lease revenue. Total noninterest expense for the retail banking division was relatively flat on a linked quarter basis as increases in compensation and employee benefits expense and net shared services costs were offset by lower marketing and professional services expenses. The provision for credit losses decreased 13.1 percent on a linked quarter basis due to lower net charge-offs and a change in the reserve allocation. The contribution of the mortgage banking division increased 15.2 percent over the fourth quarter of 2012, due to lower total noninterest expense and a lower provision for credit losses, partially offset by a decline in total net revenue. Total net revenue decreased 11.8 percent due to a 2.1 percent decline in net interest income, driven by lower rates on average loans held for sale, and a 15.7 percent decrease in total noninterest income, primarily due to lower mortgage origination and sales revenue.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Total noninterest expense decreased 31.8 percent, driven by the impact of the fourth quarter of 2012 foreclosure-related regulatory settlement accrual and lower mortgage servicing review-related professional services costs, partially offset by higher compensation and employee benefits expense and net shared services expense. The mortgage banking division’s provision for credit losses decreased on a linked quarter basis due to a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $35 million of the Company’s net income in the first quarter of 2013, compared with $45 million in the first quarter of 2012 and $41 million in the fourth quarter of 2012. The business line’s contribution was $10 million (22.2 percent) lower than same quarter of 2012 due to higher total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased by $25 million (6.9 percent) year-over-year, driven by a $27 million (10.1 percent) increase in total noninterest income, primarily due to the impact of improved market conditions, business expansion and higher investment products fees and commissions. Partially offsetting this increase was a $2 million (2.1 percent) decline in net interest income, principally due to the impact of lower rates on the margin benefit of deposits, partially offset by higher average deposit balances. Total noninterest expense increased by $40 million (13.7 percent) due to higher compensation and employee benefits expense, an increase in net shared services costs and the impact of business expansion.

The business line’s contribution in the first quarter of 2013 was $6 million (14.6 percent) lower than the prior quarter. Total net revenue was relatively flat on a linked quarter basis, while total noninterest expense increased $20 million (6.4 percent) mainly due to higher compensation and employee benefits expense and an increase in net shared services expense, partially offset by lower professional services expense.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $254 million of the Company’s net income in the first quarter of 2013, compared with $253 million for the same period of 2012, and $315 million in the fourth quarter of 2012. The modest year-over-year increase was primarily due to a lower provision for credit losses and higher total net revenue, partially offset by higher total noninterest expense. Total net revenue increased $7 million (.6 percent) year-over-year. Net interest income decreased $8 million (2.0 percent), primarily due to lower loan fees and

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

average loan balances, partially offset by improved loan rates and lower rebate costs on the government card program. Total noninterest income increased $15 million (2.0 percent) year-over-year. Credit and debit card revenue was $12 million (5.9 percent) higher than the prior year, primarily the result of business expansion, and merchant processing services revenue grew by $10 million (3.0 percent) due to higher product fees and business expansion. Total noninterest expense increased $18 million (3.6 percent) compared with the first quarter of 2012, primarily due to higher compensation and employee benefits expense and an increase in net shared services expense, including the impact of business expansion, partially offset by a reduction in other intangibles and marketing expense. The provision for credit losses decreased $11 million (5.1 percent), principally due to lower net charge-offs.

Payment Services’ contribution in the first quarter of 2013 was $61 million (19.4 percent) lower than the fourth quarter of 2012 driven by an increase in the provision for credit losses and lower total net revenue, partially offset by a decline in total noninterest expense. Total net revenue decreased by $52 million (4.4 percent) from the fourth quarter of 2012. Net interest income was $6 million (1.5 percent) lower due to the impact of fewer days in the current quarter compared with the prior quarter and lower loan fees, partially offset by improved loan rates. Total noninterest income was $46 million (5.8 percent) lower on a linked quarter basis, driven by a lower credit and debit card revenue and corporate payment products revenue due to seasonally lower transaction volumes. In addition, merchant processing revenue declined compared with the prior quarter, reflecting seasonally lower product fees. Total noninterest expense decreased $14 million (2.6 percent) on a linked quarter basis, principally due to the timing of marketing and professional services projects and a decrease in other intangibles expense, partially offset by an increase in compensation and employee benefit expense and net shared services costs. The provision for credit losses increased $56 million (37.6 percent) primarily due to a change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most tax advantaged investments and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $503 million in the first quarter of 2013, compared with net income of $329 million in the first quarter of 2012 and net income of $467 million in the fourth quarter of 2012. Net interest income increased $83 million (17.1 percent) over the first quarter of 2012,

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

reflecting lower long-term funding rates, partially offset by lower rates on the investment portfolio. Total noninterest income was relatively flat compared with the first quarter of last year, as lower equity investment revenue was offset by higher commercial products revenue. Total noninterest expense decreased by $163 million (64.2 percent), principally reflecting favorable variances in litigation, regulatory and insurance-related expense, a reduction in net shared services expense and the timing of charitable contributions in 2012, partially offset by higher costs related to investments in affordable housing and other tax-advantaged projects and an increase in compensation and employee benefits expense.

Net income in the first quarter of 2013 was $36 million (7.7 percent) higher on a linked quarter basis due to lower total noninterest expense, partially offset by a decrease in total net revenue. Total net revenue was lower than the fourth quarter of 2012 by $39 million (5.8 percent), driven by lower net interest income as a result of lower rates on the investment portfolio and lower loan fees. A $111 million (55.0 percent) decrease in total noninterest expense on a linked quarter basis primarily reflected lower litigation and insurance-related costs, a favorable change in net shared services expense and lower costs related to investments in affordable housing and tax-advantaged projects, partially offset by higher compensation and employee benefits expense.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

On Tuesday, April 16, 2013, at 7:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 11890717. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 16th, and will run through Tuesday, April 23rd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 11890717. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $355 billion in assets as of March 31, 2013, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,080 banking offices in 25 states and 5,056 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports First Quarter 2013 Results

April 16, 2013

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions applicable to all banks, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012, and

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2013	2012
Interest Income
Loans	$2,562	$2,638
Loans held for sale	72	65
Investment securities	410	468
Other interest income	67	61

Total interest income	3,111	3,232
Interest Expense
Deposits	155	181
Short-term borrowings	85	123
Long-term debt	218	294

Total interest expense	458	598

Net interest income	2,653	2,634
Provision for credit losses	403	481

Net interest income after provision for credit losses	2,250	2,153
Noninterest Income
Credit and debit card revenue	214	202
Corporate payment products revenue	172	175
Merchant processing services	347	337
ATM processing services	82	87
Trust and investment management fees	278	252
Deposit service charges	153	153
Treasury management fees	134	134
Commercial products revenue	200	211
Mortgage banking revenue	401	452
Investment products fees and commissions	41	35
Securities gains (losses), net	5	—
Other	138	201

Total noninterest income	2,165	2,239
Noninterest Expense
Compensation	1,082	1,052
Employee benefits	310	260
Net occupancy and equipment	235	220
Professional services	78	84
Marketing and business development	73	109
Technology and communications	211	201
Postage, printing and supplies	76	74
Other intangibles	57	71
Other	348	489

Total noninterest expense	2,470	2,560

Income before income taxes	1,945	1,832
Applicable income taxes	558	527

Net income	1,387	1,305
Net (income) loss attributable to noncontrolling interests	41	33

Net income attributable to U.S. Bancorp	$1,428	$1,338

Net income applicable to U.S. Bancorp common shareholders	$1,358	$1,285

Earnings per common share	$.73	$.68
Diluted earnings per common share	$.73	$.67
Dividends declared per common share	$.195	$.195
Average common shares outstanding	1,858	1,901
Average diluted common shares outstanding	1,867	1,910

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	March 31, 2013	December 31, 2012	March 31, 2012
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,932	$8,252	$9,561
Investment securities
Held-to-maturity	34,716	34,389	21,505
Available-for-sale	40,570	40,139	52,749
Loans held for sale	7,719	7,976	5,260
Loans
Commercial	66,323	66,223	58,789
Commercial real estate	37,400	36,953	36,102
Residential mortgages	45,984	44,018	38,441
Credit card	16,229	17,115	16,572
Other retail	46,680	47,712	47,837

Total loans, excluding covered loans	212,616	212,021	197,741
Covered loans	10,735	11,308	14,178

Total loans	223,351	223,329	211,919
Less allowance for loan losses	(4,390)	(4,424)	(4,645)

Net loans	218,961	218,905	207,274
Premises and equipment	2,656	2,670	2,623
Goodwill	9,152	9,143	8,941
Other intangible assets	2,918	2,706	2,919
Other assets	31,823	29,675	29,930

Total assets	$355,447	$353,855	$340,762

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$67,802	$74,172	$65,013
Interest-bearing	148,906	145,972	140,874
Time deposits greater than $100,000	31,304	29,039	27,666

Total deposits	248,012	249,183	233,553
Short-term borrowings	27,126	26,302	27,454
Long-term debt	25,239	25,516	30,395
Other liabilities	14,223	12,587	12,446

Total liabilities	314,600	313,588	303,848
Shareholders’ equity
Preferred stock	4,769	4,769	3,694
Common stock	21	21	21
Capital surplus	8,138	8,201	8,168
Retained earnings	35,720	34,720	31,705
Less treasury stock	(8,176)	(7,790)	(6,744)
Accumulated other comprehensive income (loss)	(941)	(923)	(944)

Total U.S. Bancorp shareholders’ equity	39,531	38,998	35,900
Noncontrolling interests	1,316	1,269	1,014

Total equity	40,847	40,267	36,914

Total liabilities and equity	$355,447	$353,855	$340,762

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Total equity	$40,847	$40,267	$39,825	$38,874	$36,914
Preferred stock	(4,769)	(4,769)	(4,769)	(4,769)	(3,694)
Noncontrolling interests	(1,316)	(1,269)	(1,164)	(1,082)	(1,014)
Goodwill (net of deferred tax liability)	(8,333)	(8,351)	(8,194)	(8,205)	(8,233)
Intangible assets, other than mortgage servicing rights	(963)	(1,006)	(980)	(1,118)	(1,182)

Tangible common equity (a)	25,466	24,872	24,718	23,700	22,791
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	31,774	31,203	30,766	30,044	29,976
Trust preferred securities	—	—	—	—	(1,800)
Preferred stock	(4,769)	(4,769)	(4,769)	(4,769)	(3,694)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(684)	(685)	(685)	(685)	(686)

Tier 1 common equity using Basel I definition (b)	26,321	25,749	25,312	24,590	23,796
Tangible common equity (as calculated above)					22,791
Adjustments (1)					434

Tier 1 common equity using Basel III proposals published prior to June 2012 (c)					23,225
Tangible common equity (as calculated above)	25,466	24,872	24,718	23,700
Adjustments (2)	81	126	157	153

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (d)	25,547	24,998	24,875	23,853
Total assets	355,447	353,855	352,253	353,136	340,762
Goodwill (net of deferred tax liability)	(8,333)	(8,351)	(8,194)	(8,205)	(8,233)
Intangible assets, other than mortgage servicing rights	(963)	(1,006)	(980)	(1,118)	(1,182)

Tangible assets (e)	346,151	344,498	343,079	343,813	331,347
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	289,672 *	287,611	282,033	279,972	274,847
Risk-weighted assets using Basel III proposals published prior to June 2012 (g)					277,856
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition	289,672 *	287,611	282,033	279,972
Adjustments (3)	21,021	21,233	22,167	23,240

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)	310,693 *	308,844	304,200	303,212
Ratios *
Tangible common equity to tangible assets (a)/(e)	7.4%	7.2%	7.2%	6.9%	6.9%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.8	8.6	8.8	8.5	8.3
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.1	9.0	9.0	8.8	8.7
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012 (c)/(g)	—	—	—	—	8.4
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	8.2	8.1	8.2	7.9	—

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Principally net losses on cash flow hedges included in accumulated other comprehensive income.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income, unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income and disallowed mortgage servicing rights.
(3)	Includes higher risk-weighting for residential mortgages, unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.